Exhibit 99.1
W Holding Company, Inc., Announces That Frank C. Stipes to Assume the Duties of President and Chief Executive Officer of Westernbank Puerto Rico
MAYAGUEZ, Puerto Rico, March 29 /PRNewswire-FirstCall/ -- W Holding Company, Inc. (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico, announced today that Frank C. Stipes will assume the duties of President and Chief Executive Officer (“CEO”) of the Bank, effective immediately. Mr. Stipes, who will retain his duties as Chairman of the Boards and Chief Executive Officer of the Company, will replace Jose M. Biaggi.
The Board of Directors believes that Mr. Stipes will continue to build and expand Westernbank's leadership in the banking industry in line with a team vision of what he has called “The Evolution of the Revolution”, taking into consideration the Bank’s past and present accomplishments and experiences and working them into its forward objectives and goals.
Mr. Biaggi has resigned as of this date from his positions as President and CEO of Westernbank and as a member of its Board of Directors. Mr. Biaggi had been handed these positions in July 2005. The members of the Board have expressed their respect for Mr. Biaggi and all wish him much success.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 57 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 8 in the northeastern region, 14 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson F. Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.